UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 13, 2009
IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Hampshire Street Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)
(617) 995-9800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
     At a meeting of the Compensation Committee of the Board of Directors of Idenix Pharmaceuticals, Inc. (the “Company”) held on February 13, 2009, the Committee authorized the payment of annual bonus and equity awards to the Company’s executive officers (other than Jean-Pierre Sommadossi, the Company’s Chief Executive Officer) identified below for services rendered during the year ended December 31, 2008.
     Additionally, the Committee approved annual base salaries and targets for cash bonus and equity incentives for 2009 for each of these executive officers. The Committee proposed a recommendation to the Company’s Board of Directors (the “Board”) regarding Dr. Sommadossi’s annual bonus and equity awards for services rendered during 2008 and his base salary and targets for cash bonus and equity incentives for 2009.
     At a subsequent meeting of the Board also held on February 13, 2009, the Board authorized the payment of an annual bonus award and the grant of the equity award to Dr. Sommadossi for services rendered during the year ended December 31, 2008 and approved his annual base salary and targets for cash bonus and equity incentives for 2009 based upon the Committee’s recommendation.
     On February 4, 2009, the Company entered into a License Agreement with SmithKline Beecham Corporation, doing business as GlaxoSmithKline (the “GSK License Agreement”). The GSK License Agreement is subject to certain closing conditions, including clearance under the Hart-Scott-Rodino Improvements Act of 1976, as amended (“HSR Clearance”). The bonus awards approved by the Compensation Committee for the Company’s executive officers (other than Dr. Sommadossi) and the bonus award approved by the Board of Directors for Dr. Sommadossi are expected to be paid after satisfaction of all closing conditions relating to the GSK License Agreement, including HSR Clearance. In the event such closing conditions are not able to be satisfied, the Compensation Committee and the Board of Directors will re-evaluate the timing of the payment for such bonus awards.
     The Committee and the Board’s respective determinations were made following a comprehensive review of the level of achievement of both corporate and individual performance goals for the year ended December 31, 2008.
     Identified below is the 2008 cash and equity bonus awards and 2009 annual base salary, target cash bonus and equity incentive data with respect to each of the Company’s “named executive officers” (as used in Instruction 4 to Item 5.02 of Form 8-K). For each named executive officer, the 2009 annual base salary did not increase from his respective 2008 annual base salary upon the recommendation of management. For each named executive officer, the 2008 cash bonus was based on the Company’s performance of corporate goals related to preclinical, clinical, regulatory and financial targets. In addition to these corporate goals, which were applicable to all of the Company’s executive officers, individual performance goals specific to each executive officer were also considered.
     Each executive officer named below is a party to an employment agreement or written employment arrangement with the Company. These agreements and arrangements have been filed as exhibits to the Company’s annual and quarterly reports on file with the Securities and Exchange Commission. These agreements and arrangements provide for the annual payment of bonuses in a range from zero to 200% of the target amount (which is expressed as a percentage of salary), dependent upon achievement of the previously determined performance goals. The bonus targets for each officer were established in the respective employment agreements and arrangements. To the extent that such bonus targets increase, the newly increased bonus target amount becomes the minimum bonus target amount for all future periods remaining during the term of the employment agreement or arrangement.

	2008			2009
		Option			Target Bonus	Target
	Cash	Grant		Base	(% of base	Option Award
Named Executive Officer	Bonus	(shares)(1)		Salary	salary)	(shares)
Jean-Pierre Sommadossi	$400,000	400,000	(2)	$580,000	60%	300,000
Chairman of the Board President and Chief Executive Officer
Ronald Renaud	200,000	110,000	(3)	350,200	50%	80,000
Chief Financial Officer and Treasurer
Douglas Mayers	150,000	40,000	(3)	330,000	50%	40,000
Executive Vice President and Chief Medical Officer
David Standring	91,000	45,000	(3)	260,000	35%	30,000
Executive Vice President, Biology
John Weidenbruch	130,000	90,000	(3)	324,450	40%	80,000
Executive Vice President, General Counsel

(1)	The options have been granted pursuant to our stock incentive plans and are evidenced by stock option agreements that been approved by the Compensation Committee. The terms and conditions of these awards are substantially consistent with those granted to other employees of Idenix, except for the period over which the options awarded to the CEO vest and the provisions related to option vesting in the event of a change of control or, in some circumstances, termination of employment. These terms and conditions are set forth in the employment agreements or arrangements between the Company and the respective officer.

(2)	The option vests over a five-year period with 25% of the shares vesting on February 13, 2010 and the remaining 75% vesting in 48 equal monthly installments beginning February 28, 2010.

(3)	The option vests in 48 equal monthly installments beginning on February 28, 2009.
Additional information regarding compensation of executive officers will be included in Idenix’s proxy statement to be filed in connection with its Annual Meeting of Stockholders to be held on June 2, 2009.
Item 9.01. Financial Statements and Exhibits
(c) Exhibits
     None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.
Date: February 18, 2009	By:	/s/Ronald C. Renaud, Jr.
Ronald C. Renaud, Jr.
Chief Financial Officer